Exhibit 99.1

Citizens Financial Corp.’s earnings for the first half of 2009 were $1,054,000 compared to $815,000 in the first half of 2008.  On a per share basis year-to-date earnings were $0.58 for 2009 and $0.45 for 2008.  The primary reason for the increase was a gain on the sale of two of our branches, as well as an improvement in net interest income.

Citizens is a one bank holding company which serves much of eastern West Virginia through the branches of its subsidiary, Citizens Bank of West Virginia, and is headquartered in Elkins, West Virginia.  The company’s stock trades on the over the counter bulletin board under the symbol CIWV.